Exhibit 99.1

MICHAEL FOODS TO BE ACQUIRED BY POST HOLDINGS

Acquisition demonstrates strength of Michael Foods’ brands,

positions the company for continued growth

CONTACT: Diane Sparish, VP, Communications

952-258-4045

Diane.sparish@michaelfoods.com

www.MFINews.com

MINNETONKA, MN – April 16, 2014—Michael Foods, Inc. today announced that Post Holdings, Inc. (“Post”) (NYSE:POST) intends to acquire the company and its related entities for $2.45 billion. The acquisition is expected to be completed in the second quarter of 2014, subject to customary closing conditions.

Michael Foods is a leading packaged goods company providing value-added food products and service solutions to customers in the foodservice, retail and food ingredient channels. The company holds leading market positions in each of its three segments and produces a broad range of value-added egg products, potato products, and cheese and dairy-case foods. Michael Foods’ recognized brands include Papetti’s®, Crystal Farms®, AllWhites®, Simply Potatoes®, Abbotsford Farms® and Eggland’s Best® (under license). Michael Foods is currently owned by an investor group that includes affiliates of GS Capital Partners, affiliates of Thomas H. Lee Partners, and other investors including current management.

“This is an exciting time for the entire Michael Foods team and clearly demonstrates the strength of our brands, the value of our deep customer relationships and the dedication of our employees,” said Jim Dwyer, Chairman and Chief Executive Officer of Michael Foods. “We believe our business will benefit from Post’s portfolio management approach and from our continued focus on the breakfast daypart, expanding egg consumption to all dayparts, and delivering convenient meal and snack choices to consumers.”

According to Post, Michael Foods will continue to operate independently under the leadership of Dwyer and the company’s current management team.

“We are pleased to become part of the Post family, and we look forward to maintaining and growing our leadership position with their support,” said Dwyer. “I want to thank GS Capital Partners and Thomas H. Lee Partners for their investment and confidence in our business over the past several years as we worked toward this day.”

Bill Stiritz, Post’s Chairman and Chief Executive Officer, said “This acquisition is exactly what we look for in an investment. We are extremely impressed with the job Jim and his team have done and we look forward to continuing to build this substantial business with them.”

Goldman Sachs and Bank of America Merrill Lynch are acting as financial advisors and Fried, Frank, Harris, Shriver & Jacobson LLP is acting as legal advisor to Michael Foods in connection with the transaction.

For more information and an electronic media kit, visit www.MFINews.com

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the expected timing of the completion of the transaction. There can be no assurance that the proposed merger will occur as currently contemplated, or at all. Additional risks and uncertainties relating to the proposed merger include, but are not limited to, uncertainties as to the satisfaction of closing conditions to the acquisition, including timing, receipt of and conditions to obtaining regulatory approvals, the respective parties’ performance of their obligations under the merger agreement, and other factors affecting the execution of the transaction. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Michael Foods undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

About Michael Foods, Inc.

Michael Foods Inc., based in Minnetonka, Minnesota, is a producer, marketer and distributor of food products to the retail, foodservice and food ingredient markets. Its principal products are specialty egg products, refrigerated potato products, cheese and other dairy products. The company employs approximately 3,700 people and serves customers across North America, Europe and Asia with Crystal Farms®, Papetti’s®, Simply Potatoes®, and Abbotsford Farms® branded products.

About Post Holdings, Inc.

Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, active nutrition and private label food categories. Post’s center-of-the-store portfolio includes Honey Bunches of Oats®, Pebbles™, Great Grains®, Post® Shredded Wheat, Post® Raisin Bran, Grape-Nuts® and Honeycomb®. Post also offers premium natural and organic cereal, granola and snacks through the Attune®, Uncle Sam®, Erewhon®, Golden Temple™, Peace Cereal®, Sweet Home Farm® and Willamette Valley Granola Company™ brands. Post’s nutrition platform includes the Dymatize®, Premier Protein®, Supreme Protein® and Joint Juice® brands. Post also manufactures private label cereal, granola, dry pasta, peanut butter and other nut butters, dried fruits and baking and snacking nuts, servicing the private label retail, foodservice and ingredient channels.